EXHIBIT 99.1

For Immediate Release

AMEX: CAQ	The Investor Relations Group, Inc.
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Corautus Announces $9.85 Million Private Placement

ATLANTA, GA, July 7, 2004…Corautus Genetics Inc. (AMEX: CAQ) has raised $9.85 million in a private placement of common stock. The first tranche of the investment in the amount of $4.925 million has closed. The second $4.925 million tranche has been placed into escrow. The second tranche will close upon the treatment of the first patient in the upcoming Phase IIb clinical trial for the treatment of severe cardiovascular disease.

The shares of the common stock in both tranches were priced at $5.22 per share, which equates to 90% of the average closing price during the thirteen trading days prior to execution of the definitive agreement. At the closing of each tranche, purchasers will also obtain warrants to purchase 235,869 additional shares of common stock with an exercise price equal to 120% of the closing price on the day prior to the closing of that tranche.

Richard E. Otto, President and CEO, of Corautus stated, “The additional capital from this financing puts Corautus in a strengthened cash position as we prepare for the initiation of a Phase IIb trial with our VEGF-2 therapeutic for the treatment of severe cardiovascular disease.”

About Corautus Genetics

Corautus Genetics Inc. is a clinical stage biopharmaceutical company dedicated to the development of gene transfer therapy products for the treatment of severe cardiovascular and peripheral vascular disease. Corautus is currently developing and testing a gene transfer product using the Vascular Endothelial Growth Factor 2 (VEGF-2) gene to promote therapeutic angiogenesis in ischemic muscle. In July 2003, Corautus entered into a strategic alliance with Boston Scientific Corporation to develop, commercialize and distribute the VEGF-2 gene therapy products.

Forward Looking Statement This press release may contain forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain factors, risks and uncertainties that may cause actual results, events and performances to differ materially from those referred to in such statements. These risks include statements which address operating performance, events or developments that we expect or anticipate will occur in the future, such as projections about our future results of operations or our financial condition, benefits from the alliance with Boston Scientific, research, development and commercialization of our product candidates, anticipated trends in our business, manufacture of sufficient and acceptable quantities of our proposed products, approval of our product candidates, meeting additional capital requirements, and other risks that could cause actual results to differ materially. These risks are discussed in Corautus Genetics Inc.’s Securities and Exchange Commission filings, including, but not limited to, the risk factors in Corautus’ Annual Report on Form 10-K for the year ended December 31, 2003 (File No. 001-15833) filed March 30, 2004, which are incorporated by reference into this press release.